UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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PENN VIRGINIA CORPORATION

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 230

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Tuesday, May 3, 2005, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of eight directors, each to serve until the next Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified; and

2.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 7, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2004 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April 5, 2005

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 3, 2005

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation (the “Company”) in connection with the solicitation by or on behalf of the Board of Directors of the Company (sometimes referred to herein as the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., prevailing time, on May 3, 2005 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy are first being mailed on or about April 5, 2005. The Company’s principal executive offices are located at Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 7, 2005 will be entitled to vote at the Annual Meeting. On that date there were outstanding 18,497,131 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and there were 612 record holders of Common Stock.

Holders of Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast in the election of directors. Cumulative voting rights do not exist with respect to the election of directors.

Voting of Proxy

All shareholders, regardless of whether they expect to attend the Annual Meeting in person, are requested to vote. Shareholders can vote by proxy via the Internet. Instructions for using this service are provided on the proxy card. Shareholders can also vote by marking their votes on the proxy card and dating, signing and promptly returning the proxy card in the accompanying envelope.

Below are instructions for the voting of shares, as well as information on shareholders’ rights as they relate to voting. Some of the instructions differ depending on how the Common Stock is held by the shareholder.

Shares held in “street name.”     Shareholders holding their shares in “street name” should vote their shares in the method directed by their broker or other nominee.

Shareholders attending the meeting and voting in person.    Voting instructions for shareholders planning to attend the Annual Meeting and vote in person are dependant upon the manner in which the shares are held by such shareholder:

1.	If the shares are registered in a shareholder’s name, the shareholder should check the appropriate box on the enclosed proxy card and bring evidence of stock ownership to the Annual Meeting. The proxy card and the evidence of the shareholder’s stock ownership will serve as the shareholder’s authorization to vote in person at the Annual Meeting; or

2.	If the shares are registered in the name of a shareholder’s broker or other nominee, the shareholder should ask his broker to provide the shareholder with a broker’s proxy card in the shareholder’s name (which will allow the shareholder to vote his shares in person at the Annual Meeting). The shareholder must also provide evidence of the shareholder’s ownership as provided to the shareholder by the broker.

The two officers of the Company designated as proxies to vote shares at the Annual Meeting will vote in accordance with the instructions on the returned proxy card or as indicated on the Internet. If no specific voting instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted FOR the election of each of the nominees to the Company’s Board of Directors. Management does not expect any matters other than this to be presented for action at the Annual Meeting.

Revocability of Proxy

If a shareholder’s shares are registered in such shareholder’s name, the shareholder may revoke his proxy at any time before it is exercised by following the appropriate instruction on the proxy card if the shareholder voted via the Internet. If the shareholder voted by returning a completed proxy card, he may revoke his proxy at any time before it is exercised by (i) filing with the Secretary of the Company a written revocation before the proxy is voted, (ii) submitting to the Company before the taking of the vote a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not, in and of itself, constitute the revocation of a proxy.

If a shareholder’s shares are held in “street name,” such shareholder must contact his broker to revoke the proxy.

Written notices to the Company must be addressed to Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice shall be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some officers and employees may solicit proxies personally, by telephone or by mail and will not be additionally compensated therefor.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 7, 2005, the amount and percentage of the Company’s outstanding Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table (collectively the “Named Executive Officers”) and (iv) all executive officers and directors of the Company as a group.

Name and Address of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
State Street Research & Management Company One Financial Center, 30th Floor Boston, MA 02111	2,047,600		11.1%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,031,450		11.0%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,826,600	(4)	9.9%
Directors:
Joe N. Averett, Jr.	1,532	(5)
Edward B. Cloues, II	26,482	(6)	—
A. James Dearlove	187,687	(7)	1.0%
Robert Garrett	12,802	(8)	—
Keith D. Horton	53,381	(9)	—
Steven W. Krablin	532	(10)
Marsha Reines Perelman	49,754	(11)	—
Gary K. Wright	11,820	(12)	—
Executive Officers:
Frank A. Pici	81,812	(13)	—
Nancy M. Snyder	58,780	(14)	—
H. Baird Whitehead	72,771	(15)	—
All directors and executive officers as a group (12 persons)	570,020	(16)	3.1%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 6, 2005.
(2)	Based on 18,497,131 shares of Common Stock issued and outstanding on March 7, 2005. Unless otherwise indicated, beneficial ownership is less than 1% of the Company’s Common Stock.
(3)	All such information is based on information furnished to the Company by the respective shareholders or contained in filings submitted to the Securities and Exchange Commission (the “SEC”) such as Schedules 13D and 13G.
(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.
(5)	Includes 532 deferred common stock units. See “Election of Directors—Compensation of Directors” for a description of a “deferred common stock unit.”

(6)	Includes options to purchase 21,200 shares; and 532 deferred common stock units.
(7)	Includes options to purchase 121,600 shares; 2,424 shares of restricted stock; and 39,843 shares held in Mr. Dearlove’s deferred compensation account.
(8)	Includes options to purchase 800 shares; 7,362 shares held in Mr. Garrett’s Keogh account; and 532 deferred common stock units.
(9)	Includes options to purchase 26,000 shares; 25,998 shares held in Mr. Horton’s deferred compensation account; and 983 shares held in his spouse’s deferred compensation account.
(10)	Includes 532 deferred common stock units.
(11)	Includes options to purchase 400 shares; and 532 deferred common stock units.
(12)	Includes options to purchase 10,400 shares; 888 shares held in Mr. Wright’s directors’ deferred compensation account; and 532 deferred common stock units.
(13)	Includes options to purchase 78,534 shares; 1,426 shares of restricted stock; and 1,852 shares held in Mr. Pici’s deferred compensation account.
(14)	Includes options to purchase 43,534 shares; and 14,346 shares held in Ms. Snyder’s deferred compensation account.
(15)	Includes options to purchase 64,000 shares; 4,074 shares of restricted stock; and 2,697 shares held in Mr. Whitehead’s deferred compensation account.
(16)	Includes options to purchase 346,335 shares; 7,924 shares of restricted stock; and 85,966 shares in the deferred compensation accounts of executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and beneficial owners of more than ten percent of the Company’s Common Stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to the Company. The Company believes that all such filings were made on a timely basis in 2004.

ELECTION OF DIRECTORS

Eight directors have been nominated by the Board of Directors for election at the Annual Meeting, all of whom are current directors of the Company. The eight directors nominated by the Board for election at the 2005 Annual Meeting are: Joe N. Averett, Jr, Edward B. Cloues, II, A. James Dearlove, Robert Garrett, Keith D. Horton, Steven W. Krablin, Marsha Reines Perelman and Gary K. Wright. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will, if practicable, designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.

The Board of Directors Recommends Shareholders

Vote FOR the Election of the Eight Nominees

Information Regarding Nominees for Election as Director

Following is information regarding the age, positions and offices held with the Company, business experience during at least the past fifteen years and other directorships held by each nominee for director:

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Joe N. Averett, age 62

President and CEO, Crystal Gas Storage, Inc., natural gas storage and transportation and oil and natural gas exploration and production, (1985 – 2003); Senior Vice President and Chief Financial Officer, P&O Falco, Inc., crude oil gathering and oil and natural gas exploration and production (1982 – 1985); Senior Vice President and Chief Financial Officer, Langham Petroleum Corporation, oil and natural gas exploration and production (1980 – 1982); Independent Trustee and a Director of Hibernia Mutual Funds (2001 to present).

2004(4)

Edward B. Cloues, II, age 57

Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., provider of material handling equipment and systems (January 1998 to date); Partner of Morgan, Lewis & Bockius LLP, law firm (October 1979 to January 1998); Non-executive Chairman of the Board of AMREP Corporation and a Director of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.

2001(2)(3)
A. James Dearlove, age 57 President and Chief Executive Officer of the Company (May 1996 to date); Chief Executive Officer of Penn Virginia Resource GP, LLC (October 2001 to date); President and Chief Operating Officer of the Company (1994 to May 1996); Senior Vice President of the Company (1992 to 1994); Vice President of the Company (1986 to 1992); Chairman of the Board of Penn Virginia Resource GP, LLC.	1996

Robert Garrett, age 68

Non-executive Chairman of the Company’s Board of Directors (March 2000 to date); President of AdMedia Partners, Inc., investment banking firm serving media, advertising and marketing services businesses (1990 to date); President of Robert Garrett & Sons, Inc., private investing and financial advisory company (1986 to date).

1997(1)(2)

Age, Position with the Company, Business Experience During at Least the Past Fifteen Years and Other Directorships	Director of the Company Since

Keith D. Horton, age 51

Executive Vice President of the Company (December 2000 to date); President and Chief Operating Officer of Penn Virginia Resource GP, LLC (October 2001 to date); Vice President – Eastern Operations of the Company (February 1999 to December 2000); Vice President of the Company (February 1996 to February 1999); President of Penn Virginia Coal Company (February 1996 to October 2001); Vice President of Penn Virginia Coal Company (March 1994 to February 1996); Vice President (January 1990 to December 1998) and Manager, Coal Operations (July 1982 to December 1989) of Penn Virginia Resources Corporation; Director of Penn Virginia Resource GP, LLC.

2000

Steven W. Krablin, age 55

Senior Vice President and Chief Financial Officer, National Oilwell, Inc., provider of drilling equipment and other goods and services to the oil and gas industry (1996 – present); Vice President and Chief Financial Officer, Enterra Corporation, provider of rental and fishing tools to the oil and gas industry (1986 – 1996); Senior Vice President and Chief Financial Officer, Regal International, Inc., supplier of elastomer products to the oil and gas industry (1982 – 1986); Director of Royal Oaks Bank (2001 to present).

2004(1)(3)

Marsha Reines Perelman, age 54

Founder and Chief Executive Officer of Woodforde Management, Inc., holding company (1993 to date); co-founder and President of Clearfield Ohio Holdings, Inc., gas gathering and distribution (1983 to 1990); co-founder and Vice President of Clearfield Energy, Inc., crude oil gathering and distribution (1983 to 1990); Vice President, Penn Central Energy Group, of the Penn Central Corporation, oil field services (1980 to 1983).

1998(1)(3)(4)

Gary K. Wright, age 60

President of LNB Energy Advisors (2003 – 2004); independent consultant to energy industry (2001 to 2003); Credit Deputy (1998 to 2001) and Managing Director and Senior Client Manager in the Southwest (1992 to 1998) for the Global Oil and Gas Group of Chase Manhattan Bank; Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992); Manager of Corporate Banking (1987 to 1990) and Manager of the Energy Group (1982 to 1987) of Texas Commerce Bank; Director of NACG Holdings (11/03 to present).

2003(2)(3)(4)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee
(4)	Member of the Oil and Gas Committee

Additional Information About the Board of Directors and Committees

Messrs. Garrett, Cloues, Krablin, Wright and Ms. Perelman are “independent directors,” as defined by New York Stock Exchange Listing Standards (“Independent Directors”). The Board has determined that none of the Independent Directors have any relationship with the Company other than as a director of the Company or its affiliate, Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P. (the “General Partner”). See “Certain Relationships and Related Transactions.” Mr. Averett, a non-employee director who joined the Board in December 2004, has a son-in-law who is a partner of KPMG, LLP (“KPMG”), the Company’s independent auditors. Mr. Averett’s son-in-law participates in KPMG’s risk advisory service practice and not in KPMG’s audit, assurance or tax compliance practice. He has never shared a residence with Mr. Averett and, in fact, has resided in London and worked in KPMG’s London office since March 2001 and, prior to that, worked in KPMG’s Sydney, Australia office. Moreover, not only has Mr. Averett’s son-in-law never worked on PVA’s audit or any other PVA matter with KPMG, but he has never worked with any KPMG energy industry client. Rather, his area of expertise is with clients in the communications and technology industry. Mr. Averett’s son-in-law is expected to relocate to California in April 2005 where he will continue to serve KPMG’s communications and technology industry clients from KPMG’s San Francisco and Mountain View offices. Mr. Averett has over 35 years experience in the energy industry and was recommended to the Board as a director by the Board’s completely independent Nominating and Governance Committee after each member had met with him personally and based on his experience, character, judgment and other qualities described in the Company’s Governance Principles. Notwithstanding these circumstances, under the New York Stock Exchange’s “bright-line” independence test, Mr. Averett is assumed not to be independent as a result of his son-in-law’s relationship with KPMG.

The Company’s non-employee directors meet during regularly scheduled executive sessions without management as well as during meetings which are scheduled on an as needed basis. The Independent Directors also meet in executive sessions on an as needed basis and at least annually. Robert Garrett, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding the Company by contacting Mr. Garrett in writing c/o Secretary, Penn Virginia Corporation, Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, Pennsylvania, 19087. The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee, an Audit Committee and an Oil and Gas Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board of Directors and is available on the Company’s website at www.pennvirginia.com. The Board of Directors held ten meetings in 2004. During fiscal year 2004, each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and committees of the Board on which he served. The Company’s informal policy is for all directors to attend shareholder meetings. All directors serving on the Board on May 4, 2004 attended the Company’s Annual Meeting of Shareholders held on that date.

The Nominating and Governance Committee.    The Nominating and Governance Committee is composed entirely of Independent Directors. The Nominating and Governance Committee seeks, evaluates and identifies individuals who are qualified to become Board members and recommends candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. See “Shareholder Proposals” for a description of the procedures to be followed in making such a recommendation. The Committee selects individuals as director nominees based on such individuals’ professional, business and industry experience, ability to contribute to some aspect of the Company’s business and willingness to commit the time and effort required of a director of the Company. Director nominees must also possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing the Company’s Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self evaluation through an annual review of Board and committee performance and assists the non-employee directors in establishing succession policies in the event of an emergency or retirement of the Company’s Chief Executive Officer. The Nominating and Governance Committee met four times in 2004.

The Compensation and Benefits Committee.    The Compensation and Benefits Committee is composed entirely of Independent Directors. The Compensation and Benefits Committee reviews and approves corporate goals regarding CEO compensation, evaluates the CEO’s performance in light of those goals and, after discussion with the Compensation and Benefits Committee of the General Partner, sets the short and long-term compensation for the CEO and other executive officers of the Company. See “Executive Compensation.” The Committee also periodically reviews and makes recommendations regarding the Company’s incentive compensation and equity-based plans, provides oversight with respect to the Company’s other employee benefit plans and reports its recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding the Company’s director compensation policy. The Compensation and Benefits Committee met six times in 2004.

The Audit Committee.    Each of the members of the Audit Committee is independent, as defined by New York Stock Exchange Listing Standards and SEC rules and regulations. Steven W. Krablin is an audit committee financial expert as defined by Section 407 of the Sarbanes Oxley Act of 2002. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of the Company’s independent auditors, and oversees the work, internal quality-control procedures and independence of the independent auditors. The Audit Committee discusses with management and the independent auditors the Company’s annual audited and quarterly unaudited financial statements and recommends to the Board that the Company’s annual audited financial statements be included in its Annual Report on Form 10-K. The Committee also meets and discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, establishes the compensation of the Company’s internal audit manager. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and the Company’s compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee obtains advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met eleven times in 2004.

The Oil and Gas Committee.    The Oil and Gas Committee is composed entirely of non-employee directors and has a majority of Independent Directors. The Oil and Gas Committee reviews and assesses certain management proposed oil and gas acquisitions and dispositions and, following completion of the Company’s due diligence and/or economic analyses, recommends to the Board whether such acquisitions and dispositions should be consummated. The Oil and Gas Committee met once in 2004.

Compensation of Directors

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. Each deferred common stock unit represents one share of the Company’s common stock, which vests immediately upon issuance and is available to the holder upon termination or retirement from the Board. The Chairperson of the Audit Committee receives an annual cash retainer of $15,000, and each Audit Committee member receives an annual cash retainer of $10,000. The Chairpersons of all other Committees receive annual cash retainers of $2,500. In addition to annual retainers, each non-employee director other than the Chairman of the Board receives $1,000 cash for each Board of Directors and Committee meeting he attends. Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units.

The Chairman of the Board receives monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units. He does not receive meeting fees.

Directors, including the Chairman of the Board, may elect to receive any cash payments in common stock or deferred common stock units, and may elect to defer the receipt of any cash or shares of common stock they receive under the Company’s Non-Employee Directors Deferred Compensation Plan.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company. A copy of the Code of Business Conduct and Ethics can be obtained from the Company’s Internet web site at http://www.pennvirginia.com, without charge.

NYSE Corporate Governance Listing Standards

As the Chief Executive Officer of Penn Virginia Corporation, I hereby certify that, as March 31, 2005, I am not aware of any violation by the Company of the New York Stock Exchange’s Corporate Governance Listing Standards.

A. James Dearlove

AUDIT COMMITTEE REPORT

Under the rules established by the SEC, the Company is required to provide certain information about the Company’s independent auditors and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board of Directors is furnishing this report in fulfillment of the SEC’s requirements.

As discussed above under the heading “The Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its annual report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for fiscal year 2004. First, the Audit Committee discussed with KPMG, the Company’s independent accountants for fiscal year 2004, those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Second, the Audit Committee discussed with KPMG its independence and received from KPMG a letter concerning independence as required under applicable independence standards for auditors of public companies by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed with the Company’s management and KPMG the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004. Based on its discussions with management as well as its discussions with KPMG concerning the audit, the independence discussions, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2004 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairperson)

Edward B. Cloues, II

Steven W. Krablin

Marsha Reines Perelman

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company, during or with respect to each of the years 2004, 2003 and 2002, for services rendered in all capacities to the Chief Executive Officer and the four other most highly compensated executive officers whose compensation exceeded $100,000 in 2004.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation						Long-Term Compensation			All Other Compensation ($)
		Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)
A. James Dearlove President and Chief Executive Officer	2004 2003 2002	170,000 165,000 155,000	(1) (5) (6)	110,000 62,500 62,500	(1) (5) (6)	7,916 5,496 4,869	(2) (2) (2)	(3 (3 (3	) ) )	24,000 40,000 30,000	16,291 8,763 8,972	(4)

H. Baird Whitehead Executive Vice President (8)	2004 2003 2002	279,000 270,000 250,000		120,000 80,000 90,000		18,600 16,400 10,757	(2) (2) (2)			30,000 24,000 40,000	15,483 8,716 12,442	(7)

Frank A. Pici Executive Vice President and Chief Financial Officer (10)	2004 2003 2002	116,500 113,000 107,500	(1) (5) (6)	70,000 40,000 30,000	(1) (5) (6)	5,428 4,322 4,863	(2) (2) (2)	(3 (3 (3	) ) )	16,000 16,000 17,200	15,085 9,214 16,656	(9)

Keith D. Horton Executive Vice President	2004 2003 2002	24,200 23,500 22,500	(1) (5) (6)	14,000 8,000 3,000	(1) (5) (6)	1,410 1,194 601	(2) (2) (2)	(3 (3 (3	) ) )	6,000 8,000 11,000	15,423 9,931 8,927	(11)

Nancy M. Snyder Senior Vice President, General Counsel and Corporate Secretary (13)	2004 2003 2002	100,000 96,250 87,500	(1) (5) (6)	60,000 40,000 40,000	(1) (5) (6)	4,166 4,309 3,633	(2) (2) (2)	(3 (3 (3	) ) )	16,000 16,000 17,200	15,190 9,296 10,035	(12)

(1)	These amounts reflect salary and bonus paid to Messrs. Dearlove, Pici, Horton and Ms. Snyder in consideration for services rendered to the Company. In addition to rendering services to the Company, Messrs. Dearlove and Pici and Ms. Snyder devote approximately 50% of their professional time, and Mr. Horton devotes approximately 90% of his professional time, rendering services to Penn Virginia Resource GP, LLC (the “General Partner”), an indirectly wholly owned subsidiary of the Company, which is the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”), a master limited partnership whose common units are traded on the New York Stock Exchange. See “Certain Relationships and Related Transactions—Shared Management and Administrative Services.” The amounts in the Summary Compensation Table do not reflect compensation paid to Messrs. Dearlove, Pici and Horton and Ms. Snyder for services rendered to the General Partner. For administrative purposes, the Company paid directly to these shared executives all amounts of Partnership related compensation, and the General Partner then reimbursed these amounts to the Company. In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the Partnership for, $170,000, $116,500, $217,800 and $100,000, respectively, of salary, and $110,000, $70,000, $126,000 and $60,000, respectively, of bonus for services rendered to the General Partner.
(2)	Represents amounts paid by the Company for automobile allowances. The Company also paid directly, and was reimbursed by the Partnership for, equal amounts of car allowances in each of 2004, 2003 and 2002 for Messrs. Dearlove and Pici and Ms. Snyder, and for $12,690, $10,749 and $5,411 of car allowances in 2004, 2003 and 2002, respectively, for Mr. Horton.

(3)	Messrs. Dearlove, Pici and Horton and Ms. Snyder were also directly granted by the General Partner $199,329, $34,970, $139,880 and $34,970, respectively, worth of restricted units representing limited partner interests in the Partnership (“Restricted Units”) on February 19, 2004, $35,715, $23,810, $35,715 and $23,810, respectively, worth of Restricted Units on February 26, 2003 and $138,900, $81,025, $196,775 and $81,025, respectively, worth of Restricted Units on March 18, 2002. Twenty-five percent (25%) of these Restricted Units vested on November 12, 2004. Generally, the balance of such Restricted Units will vest 25% and 50% on or about November 10th of each of 2005 and 2006, respectively, if the Partnership has made all minimum quarterly distributions payable to unitholders as required under its partnership agreement prior to the time of such vesting. Messrs. Dearlove, Pici and Horton and Ms. Snyder received $25,020, $11,140, $27,600 and $11,140, respectively, of distributions paid with respect to Restricted Units in 2004, $14,700, $8,770, $19,850 and $8,770 of such distributions in 2003 and $9,000, $5,250, $12,750 and $5,250 of such distributions in 2002. Restricted Units may not be transferred, and are subject to forfeiture upon termination of employment, until such time as the Restricted Units vest.
(4)	Includes Company contributions to Mr. Dearlove’s deferred compensation account and ESOP account and life insurance premiums of $12,300, $2,443 and $1,548, respectively. The Partnership reimbursed the Company for 50% of the amount attributable to life insurance premiums.
(5)	In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the General Partner for, $165,000, $113,000, $211,500 and $96,250 of salary, respectively, and $62,500, $40,000, $72,000 and $40,000 of bonus, respectively, for services rendered to the General Partner.
(6)	In addition to the amounts reflected in the table, the Company paid directly to Messrs. Dearlove, Pici and Horton and Ms. Snyder, and was reimbursed by the General Partner for, $155,000, $107,500, $202,500 and $87,500 of salary, respectively, and $62,500, $30,000, $27,000 and $40,000 of bonus, respectively, for services rendered to General Partner.
(7)	Includes Company contributions to Mr. Whitehead’s deferred compensation account and ESOP account and life insurance premiums of $12,300, $2,355 and $828, respectively.
(8)	Mr. Whitehead has served as Executive Vice President of the Company since January 2001. Prior to joining Penn Virginia, Mr. Whitehead served in various positions with Cabot Oil & Gas Corporation (“Cabot”). From 1998 to 2001, he served as Senior Vice President during which time he managed Cabot’s operations in Appalachia, the Rocky Mountains, the Mid-Continent and the Texas and Louisiana Gulf Coast. He was responsible to derive, allocate and implement Cabot’s annual capital expenditure budget, establish Cabot’s long term strategic plan and implement risk assessment and portfolio management programs. From 1992 to 1998, he was Vice President and Regional Manager of Cabot’s Appalachian business unit in connection with which he managed Cabot’s Appalachian business, and from 1989 to 1992, he was Vice President and Regional Manager of Cabot’s Anadarko business unit during which time he managed Cabot’s Mid-Continent operations.
(9)	Includes Company contributions to Mr. Pici’s deferred compensation account and ESOP account and life insurance premiums of $12,300, $2,245 and $540, respectively. The Partnership reimbursed the Company for 50% of the amount attributable to life insurance premiums.
(10)	Mr. Pici has served as Executive Vice President and Chief Financial Officer of the Company since September 2001. From 1996 to 2001, Mr. Pici served as Vice President—Finance and Chief Financial Officer of Mariner Energy, Inc. (“Mariner”), a Houston, Texas-based oil and gas exploration and production company, where he managed all financial aspects of Mariner, including accounting, tax, finance, banking, investor relations, planning and budgeting and information technology. Prior to 1996, Mr. Pici worked in various positions at Cabot including as Corporate Controller from 1994 to 1996, Director, Internal Audit, from 1992 to 1994 and Region Accounting Manager from 1989 to 1992. Mr. Pici served as Controller for Doran & Associates, Inc., an oil and gas exploration and production company, from 1984 to 1989.
(11)	Includes Company contributions to Mr. Horton’s deferred compensation account and ESOP account and life insurance premiums of $12,300, $2,295 and $828, respectively. The Partnership reimbursed the Company for 90% of the amount attributable to life insurance premiums.
(12)	Includes Company contributions to Ms. Snyder’s deferred compensation account and ESOP account and life insurance premiums of $12,300, $2,062 and $828, respectively. The Partnership reimbursed the Company for 50% of the amount attributable to life insurance premiums.

(13)	Ms. Snyder has served as Senior Vice President of the Company since February 2003, as Vice President from December 2000 to February 2003 and as General Counsel and Corporate Secretary of the Company since 1997. From 1993 to 1997, Ms. Snyder was a solo practitioner representing clients generally in connection with mergers and acquisitions and general corporate matters. From 1990 to 1993, Ms. Snyder served as general counsel to Nan Duskin, Inc. and its affiliated companies, which were in the businesses of womens’ retail fashion and real estate. From 1983 to 1989, Ms. Snyder was an associate at the law firm of Duane Morris LLP, where she practiced securities, banking and general corporate law.

The following two tables set forth certain information regarding options granted and exercised under the Company’s Amended 1999 Employee Stock Incentive Plan, 1994 Stock Option Plan and Third Amended and Restated 1995 Directors’ Stock Compensation Plan during 2004 by each of the Named Executive Officers.

Individual Option Grants in Fiscal Year 2004

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2004(1)	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value(2) ($/sh)
A. James Dearlove	24,000	11.56	28.12	Feb. 17, 2014	6.10
H. Baird Whitehead	30,000	14.45	28.12	Feb. 17, 2014	6.10
Frank A. Pici	16,000	7.70	28.12	Feb. 17, 2014	6.10
Keith D. Horton	6,000	2.89	28.12	Feb. 17, 2014	6.10
Nancy M. Snyder	16,000	7.70	28.12	Feb. 17, 2014	6.10

(1)	Options to purchase a total of 207,600 shares of Common Stock were granted to employees during the Company’s fiscal year ended December 31, 2004. One third of these options will vest on each of the first, second and third anniversaries of their respective grant dates.
(2)	The Black-Scholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the options. The assumptions used in this model are the volatility of the Company’s stock price, an estimate of the risk-free interest rate and expected dividend yield. For purposes of this model, a 27.7% volatility factor, a 2.47% risk-free interest rate and a 1.60% expected dividend rate were used. No adjustments were made for non-transferability or for risk of forfeiture of the stock options. This model assumes all of the options are exercised by the fourth year. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money-Options at Fiscal Year-End(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
A. James Dearlove	110,000	2,462,250	113,600	24,000	2,597,902	298,800
H. Baird Whitehead	40,000	452,668	54,000	30,000	1,189,220	373,500
Frank A. Pici	20,000	229,335	73,200	16,000	1,731,424	199,200
Keith D. Horton	35,000	608,123	24,000	6,000	538,560	74,700
Nancy M. Snyder	10,000	147,443	38,200	16,000	851,324	199,200

(1)	Values are calculated by multiplying the amount by which the market value per share of the Company’s Common Stock exceeded the option exercise price per share at December 31, 2004 times the number of shares underlying the option.

The following table sets forth certain information as of December 31, 2004 regarding the options outstanding and securities issued and to be issued under the Company’s equity compensation plans approved by the Company’s shareholders. The Company does not have any equity compensation plans which were not approved by the Company’s shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	635,900	$21.10	752,891

Change-in-Control Arrangements

On May 7, 2002, the Company entered into a Change of Control Severance Agreement (a “Severance Agreement”) with each of the Named Executive Officers containing the following terms and conditions:

Term.    Each Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the Company. If such notice is given, the Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    If a change of control of the Company occurs and, within two years after the date of such change of control, either (a) the Company terminates the Named Executive Officer’s employment for any reason other than for cause or the Named Executive Officer’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the Named Executive Officer terminates his or her employment due to a reduction in his or her authority, duties, title, status or responsibility, a reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, the Company’s failure to obtain an agreement from its successor to assume his or her Severance Agreement or the relocation of the Company’s executive offices by more than 100 miles, then the Named Executive Officer will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the events described above, the Named Executive Officer will receive a lump sum, in cash, of an amount equal to three times the sum of the Named Executive Officer’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination. In addition, all options for Company stock then held by the Named Executive Officer will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all Restricted Units then held by the Named Executive Officer will immediately vest and restrictions will lapse. The Company will also provide certain health and dental benefits to the Named Executive Officer for two years after termination as well as certain outplacement services.

Excise Tax Gross Up Payment.    If the Company’s independent certified accountants determine that any payments made or benefits provided to the Named Executive Officer under his or her Severance Agreement results in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay to the Named Executive Officer an additional amount in cash such that, after payment of all taxes owed by him or her, the Named Executive Officer will retain an amount equal to such excise tax.

Change-in-Location Arrangement

As part of her employment arrangements in 1997, the Company agreed that, in the event of the relocation of the Company’s executive offices by more than 50 miles, Ms. Snyder would receive an amount equal to her then current annual salary if her employment ceased for any reason as a result of such relocation.

COMPENSATION AND BENEFITS COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Under the rules established by the SEC, the Company is required to provide certain information about the compensation and benefits of the Company’s executive officers including the Chief Executive Officer (the “CEO”) and the other Named Executive Officers. The disclosure requirements for these officers include the use of specified tables and a report of the Company’s Compensation and Benefits Committee reviewing the factors that resulted in compensation decisions affecting these officers and the Company’s other executive officers. The Compensation and Benefits Committee of the Board of Directors is furnishing the following report in fulfillment of the SEC’s requirements. No members of the Compensation and Benefits Committee have been or are officers of the Company or have other interlocking relationships as defined by the SEC.

General Compensation Philosophy

Overview.    The Compensation and Benefits Committee (the “Committee”) is guided by the following principles in determining the compensation of the Company’s senior executives:

•	Executive compensation should be industry competitive so that the Company can attract, retain and motivate talented executives.

•	Executives should be accountable for the Company’s performance as well as their own individual performance, so compensation should be tied to both Company financial measures and individual performance measures.

•	Executive compensation should balance and align the short and long-term needs and interests of the Company’s executives with those of its shareholders, so executive compensation packages should include a mix of cash and equity-based compensation.

Committee Process.    Since three of the five Named Executive Officers are also executives of, and spend a significant amount of their time providing services to, the General Partner (“Shared Executives”), and one of the Named Executive Officers spends 90% of his time providing services to the General Partner, the Committee works with the Compensation and Benefits Committee of the General Partner (the “General Partner Committee”) when determining executive compensation for these individuals. Like the Committee, the General Partner Committee is comprised entirely of independent directors. The Committee also reviews and discusses with the CEO his evaluation of the performance of the other Named Executive Officers prior to determining their compensation. In 2004, the Committee and the General Partner Committee (together, the “Committees”) engaged an independent consultant (the “Consultant”) to assist the Committees in a general review of the compensation packages for the Company’s executives. The Consultant used three peer groups (the “Peer Groups”) to benchmark the Company’s executives’ compensation—the Company’s proxy peers, a second general industry group derived from the Consultant’s data base and comprised of companies with revenues comparable to those of the Company and a third general energy industry group with Company comparable revenues, which was derived from the data base of a second independent compensation consulting firm.

Components of 2004 Compensation

The components of the Company’s 2004 executive compensation consisted of base salary, which was paid to executives during 2004 in connection with services rendered in 2004, annual cash bonus, which was paid to executives in 2005 with respect to their 2004 performance, and long-term equity-based incentives which were also paid in 2005 with respect to 2004 performance. In light of the Committee’s belief that executive compensation should be industry competitive, the Committee generally targeted senior executive compensation at approximately the 50th percentile of the Peer Groups. However, given the importance of executive accountability for Company and individual performance, the Committee recognized that percentiles could be higher, reflecting rewards for exceptional Company or individual performance, or lower, reflecting Company or individual underperformance.

Compensation of Executive Officers Other Than the Chief Executive Officer

Following is a description of the components of compensation paid to the Named Executive Officers other than the CEO in or with respect to 2004 as well as base salaries to be paid to those individuals in 2005.

Base Salary.    Base salaries paid during 2004 were increased by approximately 3.5% over those paid in 2003 generally to accommodate an increase in the cost of living. The Consultant found that the 2004 base salaries of the Named Executive Officers other than the CEO were generally near the 50th percentile of the Peer Groups and, therefore, competitive. Base salaries to be paid in 2005 were also increased from 3.3% to 5.0% over those paid in 2004, also primarily to accommodate an increase in the cost of living.

Annual Cash Bonus.    The Consultant found that cash bonuses paid to the Named Executive Officers other than the CEO in 2004 for performance during 2003 were, on average, somewhat below the 50th percentile of the Peer Groups. Consistent with its belief that executives should have the opportunity to earn industry competitive annual cash bonuses, the Committee targeted annual cash bonuses paid in 2005 with respect to 2004 performance at approximately the 50th percentile of the Peer Groups for the Named Executive Officers other than the CEO. The Committee determined that bonuses targeted at this level would equal approximately 50% of base salary, and that the specific amounts paid should reflect performance based on both quantitative Company performance measures, including the increase in “net asset value per share” (as defined under “Compensation of the Chief Executive Officer”) and the increase in distributable cash flow per Partnership unit, as well as quantitative and qualitative individual measures of achievement and contribution to the Company or the Partnership. The weight given any one measure and the mix of measures included in determining cash bonus amounts varied among executives according to their respective positions. Cash bonuses paid to the Named Executive Officers other than the CEO with respect to 2004 ranged from 43% to 60% of base salary.

Long-Term Incentive Awards.    The Consultant found that long-term incentive awards varied by Peer Group, but that the awards paid to the Named Executive Officers other than the CEO in 2004 for their 2003 performance were generally competitive. The Committee targeted long-term incentive awards paid in 2005 for 2004 performance at the 50th percentile of the Peer Groups, and determined that long-term incentive awards at this level would equal approximately 100% of base salary for the Named Executive Officers other than the CEO, with specific amounts paid being based on the same measures used to determine the annual cash bonus. Long-term incentive awards are expressed in dollar values and are paid in the form of stock options, restricted stock and restricted Partnership units. The actual numbers of shares of restricted stock and restricted Partnership units awarded are determined on the basis of the fair market value of the Company’s common stock and the Partnership’s common units on the date awarded. The actual number of stock options awarded is determined on the basis of the value of the options on the date awarded using the Black-Scholes model. Shared Executives had their long-term incentive award split on a 50/50 basis between options or restricted stock of the Company on the one hand and restricted Partnership units on the other. Executives whose services are rendered wholly or predominantly to either the Company or the General Partner may receive only options and restricted stock or restricted Partnership units, respectively. Executives were given the opportunity to elect in advance of Company awards whether to receive those awards in stock options, restricted stock or a combination of both. Long-term compensation awarded to the Named Executive Officers other than the CEO with respect to 2004 performance had dollar values ranging from 100% to 120% of base salary.

•	Stock Options—Stock options granted in 2005 vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. All options have an exercise price equal to, and are valued based on, the fair market value of the Company’s common stock on the grant date.

•	Restricted Stock and Restricted Units—Restricted stock and restricted units granted in 2005 vest over a three-year period with one third of each award vesting on each anniversary of the grant date. Restricted stock is valued based on the market price of the Company’s common stock on the grant date. Restricted units are valued based on the market price of the Partnership’s units on the grant date.

Other.    Executive officers also received car allowances during 2004, as reflected in the Summary Compensation Table.

Compensation of the Chief Executive Officer

The Committee meets annually with the General Partner Committee and also in executive session with the non-employee directors to evaluate the performance of the CEO. The Committee determines the CEOs compensation based on the results of those evaluations. Consistent with its belief that executive compensation should be industry competitive, the Committee targeted Mr. Dearlove’s total compensation at approximately the 50th percentile of CEOs of the Peer Group companies. The Committee recognized, however, that Mr. Dearlove’s compensation could exceed such target if the Company’s or his individual performance was exceptional, or be lower than the target in the event he or the Company underperformed.

Base Salary.    In February 2004, the Committee approved a 3% salary increase for Mr. Dearlove effective January 1, 2004. The Consultant found that Mr. Dearlove’s 2004 base salary was significantly below that of CEOs at the 50th percentile of the Peer Groups. In 2005, the Committee raised Mr. Dearlove’s salary by 3.5% effective January 1, 2005, so that his salary remains well below that of CEOs at the 50th percentile of the Peer Groups, but it also awarded him an annual cash bonus and long-term incentive compensation in amounts that the Committee determined made his total compensation package more industry competitive and reflected his and the Company’s 2004 performance.

Annual Cash Bonus and Long-Term Incentive Awards.    The Consultant found that both the annual cash bonus and long-term incentive compensation paid to Mr. Dearlove in 2004 for his performance in 2003 were below those received by CEOs at the 50th percentile of the Peer Groups. In February 2005, the Committee awarded to Mr. Dearlove for his 2004 performance a cash bonus of $220,000, or 65% of his 2004 base salary, and long-term incentive awards of options, restricted stock and restricted Partnership units worth a total of $476,000, or 140% of his base salary. The Committee determined that these amounts, when combined with base salary, comprised an industry competitive compensation package and appropriately reflected Company and individual performance in 2004 based on the following measures:

•	Growth in the Company’s “net asset value per share”, which increased from $38.34 at December 31, 2003 to $45.02 at December 31, 2004. “Net asset value per share,” as computed by the Company, is equal to (x) the value of the Company’s proved oil and gas reserves and other assets (principally, the market value of the Partnership’s units owned by the Company) less (y) the Company’s debt not related to the Partnership divided by (y) the total number of shares of the Company’s common stock issued and outstanding.

•	Growth in the Partnership’s distributable cash flow per unit, which increased from $2.25 for the year ended December 31, 2003 to $3.01 for the year ended December 31, 2004.

•	The Company’s and the Partnership’s 2004 record revenues and operating cash flows.

•	Mr. Dearlove’s vision and leadership in connection with several transactions, including those executed in connection with the growth of the Company’s oil and gas exploration and production and the strategic expansion of the Partnership’s business into natural gas midstream operations.

•	Mr. Dearlove’s oversight of key employees responsible for compliance with all regulatory requirements.

•	Mr. Dearlove’s role in the appointment and development of management and other key employees of the Company and the General Partner who will facilitate the Company’s and the Partnership’s future growth.

Mr. Dearlove also received a car allowance during 2004, as reflected in the Summary Compensation Table.

Deferred Compensation Plan

The Company maintains a Supplemental Retirement Plan (“SERP”) that allows certain employees, including its senior executives, to defer receipt of their salary and/or annual cash bonuses for credit to an account invested pursuant to the employee’s election in Company common stock or in mutual funds selected by the Company. Participants may defer up to 100% of salary, net of their salary deferral under the Company’s 401(k) plan, and 100% of annual cash bonuses until the earlier of retirement, death or termination of employment.

The Company is not required to make, and has never made, any contributions to the SERP.

The SERP is funded by the Company using a rabbi trust. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the SERP. When such payments are due, the cash and/or stock will be distributed from the Company’s general assets.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to publicly held companies for “non-performance based” compensation of more than $1 million paid to a company’s chief executive officer or any executive officer named in its Summary Compensation Table. The Company believes that Section 162(m) will not have any effect on the deductibility of the compensation of the CEO or the other Named Executive Officers for 2004; however, Section 162(m) will not preclude the Compensation Committee from awarding compensation in excess of $1 million if the Compensation Committee determines that such compensation is warranted in the future.

Compensation and Benefits Committee

Edward B. Cloues, II (Chairperson)

Robert Garrett

Gary K. Wright

PERFORMANCE GRAPH

The following graph compares the Company’s five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor’s Oil and Gas Exploration & Production 600 Index and the Standard & Poor’s SmallCap 600 Index. There are 11 companies in the Standard & Poor’s Oil and Gas Exploration & Production 600 Index: Cabot Oil & Gas Corporation, Cimarex Energy Co., Patina Oil & Gas Corporation, Petroleum Development Corporation, Remington Oil & Gas Corporation, Southwestern Energy Company, Spinnaker Exploration Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company and Vintage Petroleum, Inc. The graph assumes $100 is invested on January 1, 2000 in Penn Virginia Corporation and each index at December 31, 1999 closing prices.

Comparison of Five-Year Cumulative Total Return

Penn Virginia Corporation, S&P Exploration & Production 600 Index and

S&P SmallCap 600 Index

	1999	2000	2001	2002	2003	2004
Penn Virginia Corporation	100	206.12	217.51	237.84	371.86	549.37
S&P Smallcap 600 Index	100	111.80	119.11	101.68	141.13	173.09
S&P Oil & Gas Exploration & Production 600 Index	100	197.64	168.32	177.09	245.89	374.63

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Quarterly Cash Distributions by the Partnership.    The Company indirectly holds the sole 2% general partnership interest in the Partnership, as well as 5,737,410 subordinated units and 2,048,426 common units representing, in the aggregate, a 37.1% limited partner interest in the Partnership. The Company is entitled to distributions on the Company’s general partner and limited partner interests in the Partnership. In 2004, the Partnership made cash distributions of $2.12 per common and subordinated unit. The Partnership paid a quarterly distribution of $0.5625 with respect to the first quarter of 2005 and, on March 3, 2005, increased its quarterly distributions to $0.62, effective beginning with the second quarterly distribution to be paid in 2005. In general, the Partnership pays quarterly cash distributions in the following manner:

•	first, 98% to the common units and 2% to the General Partner, until each common unit has received a quarterly cash distribution of $0.55 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. The minimum quarterly distribution is $0.50;

•	second, 98% to the subordinated units and 2% to the General Partner, until each subordinated unit has received a quarterly cash distribution of $0.55; and

•	thereafter, in the manner described in “Incentive Distribution Rights” below.

Incentive Distribution Rights.    The Company is also entitled to distributions payable with respect to incentive distribution rights. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.

If for any quarter:

•	the Partnership has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	the Partnership has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to the General Partner, until each unitholder has received a total of $0.55 per unit for that quarter;

•	Second, 85% to all unitholders, and 15% to the General Partner, until each unitholder has received a total of $0.65 per unit for that quarter;

•	Third, 75% to all unitholders, and 25% to the General Partner, until each unitholder has received a total of $0.75 per unit for that quarter; and

•	Thereafter, 50% to all unitholders and 50% to the General Partner.

In December 2002, the Partnership acquired approximately 120 million tons of coal reserves from Peabody Energy Corporation (“Peabody”). In connection with that transaction, Peabody received, among other consideration, a special membership interest. This special membership interest entitles Peabody to increased percentages, starting at 0% and increasing up to 40%, of any payments made by the Partnership to the General Partner in respect of the General Partner’s incentive distribution rights if Peabody sells the Partnership additional coal assets during the term of the Partnership’s leases with Peabody. To date, Peabody has not sold any additional coal assets to the Partnership.

Shared Management and Administrative Services.    The Company provides administrative services to the General Partner and shares management and administrative personnel with the General Partner who operate both the Company’s business and the business of the Partnership. As a result, certain of the Named Executive Officers as well as other Company personnel allocate the time they spend on behalf of the Company and on behalf of the Partnership. Based on those allocations, the Partnership reimburses the General Partner for its proportionate share of compensation and benefit expenses of employees and officers as well as other administrative and overhead expenses incurred by the General Partner in connection with services rendered to the Partnership. In 2004, the total amount of such reimbursements was approximately $1.5 million.

Omnibus Agreement.    The Company, the General Partner, the Partnership and Penn Virginia Operating Co., LLC, a wholly owned subsidiary of the Partnership, are parties to an Omnibus Agreement (the “Omnibus Agreement”) that governs potential competition among them.

Under the Omnibus Agreement, the Company is not permitted to engage in the businesses of: (i) owning, mining, processing, marketing or transporting coal, (ii) owning, acquiring or leasing coal reserves or (iii) growing, harvesting or selling timber, unless it first offers the Partnership the opportunity to acquire these businesses or assets and the board of directors of the General Partner, with the concurrence of its Conflicts Committee, elects to cause the Partnership not to pursue such opportunity or acquisition. In addition, the Company will be able to purchase any business which includes the purchase of coal reserves, timber and/or infrastructure relating to the production or transportation of coal if the majority value of such business is not derived from owning, mining, processing, marketing or transporting coal or growing, harvesting or selling timber. If the Company makes any such acquisition, it must offer the Partnership the opportunity to purchase the coal reserves, timber or related infrastructure following the acquisition and the conflicts committee will determine whether the Partnership should pursue the opportunity. The restriction will terminate upon a change in control of the Company or the General Partner.

The Omnibus Agreement also provides that the Company will indemnify the Partnership for all tax liabilities attributable to the operation of the Partnership’s assets prior to the closing of the Partnership’s initial public offering in October 2001.

MISCELLANEOUS

Independent Accountants

The Audit Committee has not yet considered whether to retain KPMG as the independent accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2005. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees.    The following table shows fees for professional audit services rendered by KPMG for the audits of the Company’s and the Partnership’s annual financial statements for 2004 and 2003, the audits of the Company’s and the Partnership’s internal controls over financial reporting (“ICFR”) as of December 31, 2004 and fees billed for other services rendered by KPMG.

	2004	2003
Audit fees (1)	$1,121,400	$557,350
Audit-related fees (2)	19,200	10,000
Tax fees (3)	—	66,529

Total Fees	$1,140,600	$633,879

(1)

Audit fees include fees related to the Partnership of $434,800 and $279,950 for the years ended December 31, 2004 and 2003, respectively. The Partnership reimbursed the Company for these amounts. In 2004, the fees related to the audits of the Company’s and the Partnership’s ICFR were $335,000 and

$170,000, respectively. For information regarding other costs and expenses incurred in connection with ICFR, see “Miscellaneous—Costs and Expenses Related to Internal Controls Over Financial Reporting.”

(2)	Audit-related fees of $10,000 in 2004 and 2003 pertain to debt compliance letters issued by KPMG under the Company’s credit facility and the Partnership’s senior notes. The Partnership’s fees were $5,000 and it reimbursed the Company for this amount. Also included in 2004 audit-related fees is $9,200 for accounting consultations related to acquisitions by the Partnership. The Partnership also reimbursed this amount to the Company.
(3)	Comprised of fees for tax consulting and tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting.

Costs and Expenses Related to Internal Controls Over Financial Reporting

In 2004, the Company and the Partnership incurred approximately $644,230 and $285,100, respectively, or an aggregate of approximately $929,330, of ICFR-related costs and expenses. The Partnership reimbursed the Company for its share of such costs and expenses. These costs and expenses include amounts related to (a) ICFR audits, which are described in the table included under “Miscellaneous—Independent Accountants—Audit Fees,” (b) outside consultants, (c) specialized software and (d) other ICFR-related costs and expenses. They do not include any portion of the salaries of the Company’s or the General Partner’s internal audit, legal or other personnel.

Other Matters

The Board of Directors knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Shareholder Proposals

Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2006 annual meeting of shareholders must deliver such proposal in writing to the Company’s Secretary at the Company’s principal executive offices in Radnor, Pennsylvania, not later than December 6, 2005.

The Company’s Bylaws require that to have a proposal voted upon at the 2006 Annual Meeting, including a proposal relating to nominations for and elections of directors for consideration by the Nominating and Governance Committee, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 2, 2006 or earlier than November 4, 2005, (b) if the proposal relates to a change to the Company’s Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by him and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them. In addition, a written proposal of nomination for a director must set forth (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board of Directors, he will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Company’s Board of Directors in accordance with the Bylaw provisions summarized herein will be eligible to be considered by the Nominating and Governance Committee for nomination for election as a member of the Company’s Board of Directors at such meeting of shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary.

Annual Report and Form 10-K

The Company is sending a copy of its 2004 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC.

By Order of the Board of Directors

Nancy M. Snyder
Corporate Secretary

April 5, 2005

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 3, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible. - OR -	COMPANY NUMBER

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER

¯	Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Joe N. Averett, Jr. O Edward B. Cloues, II O A. James Dearlove O Robert Garrett O Keith D. Horton O Steven W. Krablin O Marsha Reines Perelman O Gary K. Wright
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

PENN VIRGINIA CORPORATION

May 3, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯	Please detach along perforated line and mail in the envelope provided.	¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	O Joe N. Averett, Jr. O Edward B. Cloues, II O A. James Dearlove O Robert Garrett O Keith D. Horton O Steven W. Krablin O Marsha Reines Perelman O Gary K. Wright
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

PENN VIRGINIA CORPORATION

Three Radnor Corporate Center

Suite 230, 100 Matsonford Road

Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints A. James Dearlove and Frank A. Pici as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 7, 2005, at the Annual Meeting of Shareholders to be held on May 3, 2005, or at any adjournment thereof.

(To be Completed and Signed on Reverse Side.)